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VII.A. APPENDIX A CODE OF ETHICS
INTRODUCTION
CSOP (“Adviser”), in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of Adviser’s Covered Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1.
About Adviser
Adviser is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act. Adviser acts as investment adviser to clients who are individuals and entities including investment companies registered under the Investment Company Act of 1940 (the “Company Act”). A current list of registered investment companies for which Adviser serves as adviser or sub-adviser (“Reportable Funds”) is attached as Appendix A-2.
Who is Covered by the Code
This Code applies to all employees, officers and partners of Adviser or other persons (hereinafter “Covered Persons”) as determined by Adviser’s Chief Compliance Officer (“CCO”). It is the responsibility of each Covered Person to immediately report to Adviser’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Covered Person or consultant that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person. Adviser will ensure that Covered Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.
Things You Need to Know to Use this Code
There are three reporting forms that Access Persons have to fill out under this Code; the initial and annual holdings reports and quarterly transactions reports. Copies of these forms are attached to this Code.
All Access Persons must complete the acknowledgement of having received, read and understood this Code contained within the Initial and Annual Holdings Report (Appendix A-4) and renew that acknowledgment on a yearly basis.
The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However,
(i)it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.
The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

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GENERAL FIDUCIARY PRINCIPLES
ACTING AS A FIDUCIARY
It is the policy of Adviser to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing. Adviser recognizes that it has a fiduciary duty to its clients. Acting as a fiduciary requires that Adviser, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. Adviser and its Covered Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:
1.All Covered Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;
2.Adviser must have a reasonable basis for the investment advice and decisions it makes for its clients;
3.Adviser must ensure that its investment decisions are consistent with client’s investment objectives, policies and any disclosures made to clients;
4.All Covered Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;
5.Covered Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and
6.Covered Persons must be loyal to the clients and place the interests of the clients above their own.
7.Adviser treats violations of this Code very seriously. If you violate this Code, Adviser may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.
8.Improper trading activity can constitute a violation of this Code. You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.
If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO. Do not guess at the answer.
COMPLIANCE WITH THE FEDERAL SECURITIES LAWS
Covered Persons are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:
9.the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;
10.the Investment Advisers Act of 1940 and the SEC rules thereunder;
11.the Investment Company Act of 1940 and the SEC rules thereunder;
12.title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and
13.the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

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CONFLICTS OF INTEREST
PERSONAL CONFLICTS
All Covered Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Covered Person’s personal interests and the interests of Adviser or its clients. A potential conflict of interest exists whenever a Covered Person has a direct financial or other personal interest in any transaction or proposed transaction involving Adviser or any of its clients. A conflict of interest may also exist where the Covered Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Covered Person has a friendship or other personal relationship.
In such situations, Covered Persons must disclose the conflict to the CCO and recuse themselves from the decision making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Adviser or any of its clients and the customer involved. Covered Persons may not use non- public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.
CONFLICT OF INTEREST BETWEEN ADVISER AND A CLIENT
In certain instances, Adviser’s relationship with a client may require Adviser to place the client’s interest above its own interests. If a Covered Person becomes aware of a situation where Adviser’s pursuit of its own interests in a transaction appears to conflict with its obligations to a client, he or she should bring the situation to the immediate attention of the CCO.
THE APPEARANCE OF A CONFLICT OF INTEREST MUST BE AVOIDED
All Covered Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each Covered Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:
1.That Adviser was serving its own interests or one client’s interests at the expense of another; or
2.That business with clients or Adviser was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.
If a Covered Person’s participation in a decision making process would raise the appearance of conflict of interest, the Covered Person should inform his or her manager immediately.

OUTSIDE BUSINESS ACTIVITIES
All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person’s work commitment to Adviser. Approval must be obtained through the CCO, and will ordinarily require consideration by Senior Management of Adviser. Adviser can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of Adviser.

POLITICAL CONTRIBUTIONS
Adviser may only make a political contribution if:
3.The contribution is approved by Adviser's CCO or designee;
4.The contribution is permitted by applicable law, as determined by Adviser's counsel or outside counsel;

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1.The following information about the contribution is obtained, recorded and maintained: (1) name of candidate/political party; (2) office/position for which candidate is running; (3) state/jurisdiction; (4) party affiliation; (5) date of election; (6) type of election (primary, general or special); (7) description of why Adviser should support candidate/political party; (8) information about whether Adviser has done business with the state or local agency the candidate is trying to join (e.g., served as adviser to a municipal bond offering); and (9) name and signature of person submitting this information; and
2.The contribution does not present a conflict of interest or is detrimental to Adviser's advisory Clients.
INDIVIDUAL CONTRIBUTIONS
Adviser Covered Persons may contribute to candidates for federal, state and local elective offices to the extent permitted by law and Adviser’s Code of Ethics.

PREFERENTIAL TREATMENT
Covered Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. A Covered Person should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to a Covered Person in a personal transaction, the Covered Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

BORROWING
Covered Persons should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. If a Covered Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with Adviser.

GIFTS AND GRATUITIES
No Covered Person may accept or receive on their own behalf or on behalf of Adviser any gift or other accommodation which has a value in excess of a de minimis amount (currently HK$1,000) from any vendor, broker, public company, securities salesman, client or prospective client (a “business contact”) on an annual basis. No Covered Person may accept cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to members of the Family/Household of a Covered Person. Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO for prior approval. The CCO will maintain documentation of all such requests and resulting approvals or denials.
No Covered Person may give on their own behalf or on behalf of Adviser any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment.
Covered Persons should be especially mindful of restrictions on the giving of gifts and/or entertainment to individuals associated with labor unions, ERISA plans, and entities associated with foreign governments. If a Covered Person is a registered representative of a broker-dealer, permissible gifts/gratuities will be governed by FINRA rules.
Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to United States state and local government officials, candidates, and political parties by registered investment advisers and their Covered Persons. The Pay-to- Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also prohibits investment advisers and their Covered Persons from providing

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payments to unregulated third parties to solicit advisory business from any government entity and includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly. A violation of any such prohibition could result in lost business opportunities, lost revenue, and/or civil or criminal liability for the Adviser.

ENTERTAINMENT AND MEALS
Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

STANDARDS OF BUSINESS CONDUCT
GENERAL
Covered Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each Covered Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to Adviser and its reputation.
COMMUNICATIONS WITH CLIENTS
All communications with clients, whether verbal or written, must convey information clearly and fairly. Covered Persons must comply with Adviser’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted or misleading statements or claims are prohibited.
DISCLOSURE OF CONFIDENTIAL INFORMATION
In the course of conducting business, Covered Persons may become privy to confidential information about Adviser, its present and prospective clients, and Reportable Fund agents. It is a violation of this Code, and in some cases may be a violation of law, for any Covered Person to disclose to anyone other than another Covered Person any confidential information obtained while in the course of conducting business on behalf of Adviser. Disclosure to other Covered Persons should be made only when and to the extent necessary to further the legitimate business purposes of Adviser. Covered Persons may not use any such information in connection with their personal investments or investments of others subject to their control.
CLIENT AND INVESTOR INFORMATION
Clients and investors in the parent of Adviser have the right to expect Adviser and its Covered Persons to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with Adviser’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.
COMPANY INFORMATION
Confidential information about Adviser, its parent or other affiliated companies, that is obtained by a Covered Person, including its clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed

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to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of Adviser.
Discretion should always be used when handling confidential client information or company information, and such information should never be disseminated to an unauthorized person. Covered Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security. Specifically, Covered Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Covered Persons who take documents or computer files off the premises to work at home should return all such materials to Adviser upon completion of the particular at home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

CORPORATE ASSETS
All information, products and services connected to or generated by Adviser as a business are considered corporate assets to which Adviser has ownership rights. Corporate property utilized or developed by Covered Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively Adviser’s property both during employment and after the Covered Person leaves the firm. Accordingly, all Covered Persons are expected to protect Adviser’s ownership or property including all information, products, and services and to return all information to Adviser at the termination of employment.
Further, Covered Persons are prohibited from misusing Adviser’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm.
MONEY LAUNDERING
In connection with Adviser’s Anti-Money Laundering Policies and Procedures, every Covered Person bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering. In particular, Covered Persons should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering. Any suspicious deposit or customer activity which causes a Covered Person concern about the source of an investor’s funds should be promptly reported to the CCO.
BRIBERY
Under federal law, it is illegal for Adviser or any Covered Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:
1.an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;
2.a political party or official thereof, or a candidate for political office; or
3.any other person the payor knows or has reason to know will pay or give the money or value to those listed above.
4.Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for Adviser, offering or making any such remuneration or consideration to a domestic or foreign government

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official, political party or candidate for political office is strictly prohibited. All Covered Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO.
POLITICAL CONTRIBUTIONS / PAY-TO-PLAY
■“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business. In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The new rule has three key elements:
◦It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.
◦It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.
◦It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.
SEC Press Release 2010-116; http://www.sec.gov/news/press/2010/2010-116.htm
The rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote.
Political contributions or gifts from Adviser, its Covered Persons and solicitors to persons who may be in a position to affect the award of business to Adviser may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an adviser from managing assets for certain governmental entities if the adviser, any employee or an adviser’s solicitor has contributed to certain political organizations, candidates or state officials for office.
To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:
Pre-Approval of Contributions in Excess of $150.00 – When making contributions, Covered Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to Adviser. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the employee should seek approval from the Chief Compliance Officer or his or her designee.
Quarterly Reporting - All Covered Persons will be requested to include on their Quarterly Transaction Report (Appendix A-5 to the Code of Ethics) their political contributions during the six months (including those under the $150 preclearance level). These contributions may include subscriptions, loans or deposits of

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money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.
State officials are defined in this policy is any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Advisory Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Advisory Person will indicate whether they are entitled to vote for the recipient of their political contribution.
Separation of Political and Employment Activities - All political activities of Covered Persons must be kept separate from employment and expenses may not be charged to the Adviser. Covered Persons may not conduct political activities during working hours or use Adviser’s facilities for political campaign purposes without the prior written approval of the Chief Compliance Officer or his or her designee.
No Contribution on Behalf of Adviser – Covered Persons may not make political contributions on behalf of Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the Chief Compliance Officer or his or her designee.
RELATIONS WITH REGULATORS
It is Adviser’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that we are providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require us to maintain certain records.

RESTRICTIONS ON PERSONAL TRADING ACTIVITY
GENERAL POLICY
No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a Fund:
◦employ any device, scheme or artifice to defraud the Funds;
◦make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;
◦engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or
◦engage in any manipulative practice with respect to the Funds.
PROHIBITION AGAINST INSIDER TRADING
As further detailed within Adviser’s Inside Information & Trading Policies and Procedures, Covered Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:
◦trading while in possession of material, nonpublic information;
◦communicating (“tipping”) such information to others;
◦recommending the purchase or sale of securities on the basis of such information; or

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◦providing substantial assistance to someone who is engaged in any of the above activities.
This means that Covered Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Fund may invest. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services). Please refer to Adviser’s Inside Information & Trading Policies and Procedures for a full description of permissible and prohibited activities.
PRE-CLEARANCE OF INVESTMENTS IN IPOS OR LIMITED OFFERINGS / PRIVATE PLACEMENTS.
Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from Adviser’s CCO. In order to obtain pre- clearance, the Access Person must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) or a form with similar content which is included as Appendix A-3. The CCO or the designee must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre- clearance are whether the securities are under active or potential consideration for Client accounts, and whether any conflict of interest exists between Adviser and its Clients. The CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained, the approval is valid for 5 days from which it is granted. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.
RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS BY ACCESS PERSONS.
Each Access Person shall provide securities statements to CCO or the designee on a monthly basis or direct his or her broker to supply to the CCO or the designee, on a monthly basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

EXCEPTIONS FOR CERTAIN ACCOUNTS
Transactions occurring within investment accounts in which the Access Person has no direct or indirect influence or control, including those of spouses, immediate family members or relatives who live in the Access Person’s household, do not require preclearance; are not subject to blackout or holding period restrictions; and do not require reporting or holding reports, as long as the following conditions are met:
◦The Access Person has no investment authority, control or influence over the investment account;

◦The Access Person provides written confirmation periodically, at the request of the COO, that the Access Person has no direct or indirect influence on any of the transactions executed in the account;

◦The investment account is not used by any party to contravene the provisions of the CSOP Code of Ethics or Insider Trading Policy; and

◦For investment accounts of the Access Person’s spouse, immediate family member or relative who lives in the Access Person’s household, the Access Person submits a Spousal/Immediate Family trading Account Certification (“Independent Certification”) for the account to the CCO, attached hereto as Appendix A-6.

PRE-CLEARANCE

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Access Persons may not buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.
When and how pre-clearance must be obtained
Access Persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than Exempt Securities.
In order to obtain pre-clearance, an Access Person must complete and submit to the CCO or the designee a PTR or a form with similar content. If the transaction is approved by the CCO, that approval is valid for 5 days from which it is granted. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.
When will pre-clearance be denied
Pre-clearance will be denied in instances when Adviser is reallocating or rebalancing a strategy and the Security at issue is included within that reallocation or rebalance. Additionally, pre-clearance may be denied for a Security contained within a Restricted or Watch List or during routine daily trading on individual accounts if, in the judgment of the CCO, the level of client activity is sufficient to create the potential for market movement in that Security. The CCO retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

BLACKOUT PERIOD
No Access Person may buy or sell any Security on one day before and after which it is included within Adviser’s reallocation or rebalancing of a strategy.

RESTRICTED OR WATCH LIST
Adviser may maintain a Restricted or Watch List containing the names of Securities which are determined to be at risk for potential conflicts of interest. The contents of the Restricted or Watch List are to be maintained exclusively by the CCO or their delegate. The basis for denials related to a Security’s presence on the Restricted or Watch Lists are not required to be disclosed to the Access Person seeking pre-clearance.

PROHIBITION ON SHORT-TERM TRADING.
Access Persons may not purchase and sell within any period of 30 calendar days, a Security, other than an Exempt Security, held by a client at the time of the proposed sale. If any such transactions occur, Adviser will require any profits from the transactions to be disgorged for donation by Adviser to charity. In applying the 30 calendar day holding period, Adviser will apply the “first-in, first-out” methodology.

PROHIBITION ON SHORT SALES AND SIMILAR TRANSACTIONS
Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any client.

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REPORTING REQUIREMENTS & PROCEDURES
In order to provide Adviser with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

INITIAL AND ANNUAL HOLDINGS REPORTS:
Within ten days or as soon as reasonably practicable after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Appendix A-4. Each holdings report must contain, at a minimum, (a) the title and type of Security, and where applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report.

QUARTERLY TRANSACTION REPORT:
Each Access Person shall submit reports substantially in the form attached hereto as Appendix A-5 to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the six months in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person and any political contributions made during the preceding six months. Such reports shall be filed no later than 30 days after the end of each half year . An Access Person need not detail each transaction on a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account / securities statements required to be submitted to the CCO on a monthly basis under this Code, provided the person so designates on the form. The Report must include the date on which such report was submitted to the CCO.

ADMINISTRATION OF THE CODE
The CCO’s duties and responsibilities are contained within the Code of Ethics Policies & Procedures section of Adviser’s Compliance Manual.

Miscellaneous
Confidentiality
Adviser will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.
The “should have known” standard
For purposes of this Code, the “should have known” standard does not:
◦imply a duty of inquiry;
◦presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a client’s investment strategies; or
◦impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

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APPENDIX A-1. DEFINITIONS
The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.
Access Person means: (i) every Director or officer of Adviser, (ii) every Covered Person of Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any client, or has access to nonpublic information about the portfolio holdings of any client, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not a Covered Person of Adviser, such as consultants) who is subject to Adviser’s supervision and control who has access to nonpublic information regarding any purchase or sale of securities of any client, or has access to nonpublic information about the portfolio holdings of any client.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.
Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. Specifically, a person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:
◦a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation);
◦a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;
◦a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);
◦an investment account over which an Access Person has investment control or discretion;
◦a trust or other arrangement that names an Access Person as a beneficiary; and
◦a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Covered Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.
Control means the power to exercise a controlling influence over the management or policies of Adviser. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of Adviser shall be presumed to control Adviser. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

US Compliance Manual

Covered Person includes all employees, officers and partners of Adviser or other persons as determined by the CCO.
Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High- Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies, other than Reportable Funds, (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan (v) the securities under “section 7.4.1 No Pre-clearance required” of the Hong Kong Compliance Manual.
Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.
High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).
IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
Investment Personnel means (i) any Covered Person of Adviser (or of any company in a control relationship to Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities for a client, (ii) any natural person who controls Adviser and who obtains information concerning recommendations made regarding the purchase or sale of Securities by a client.
Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).
Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.
Reportable Fund means any investment companies other than money market funds that are registered under the Investment Company Act for which Adviser serves as an investment adviser or whose investment adviser or principal underwriter controls Adviser, is controlled by Adviser, or is under common control with Adviser. A Reportable Fund includes registered investment companies that are sub-advised by Adviser.
Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre- organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

US Compliance Manual

APPENDIX A-2. REPORTABLE FUNDS

Name of Fund	Type of Fund	Fund Ticker Symbol	Inception Date
CSOP FTSE China A50 ETF	ETF	AFTY	12 March 2015
CSOP MSCI China A International Hedged ETF	ETF	CNHX	20 October 2015

US Compliance Manual

APPENDIX A-3. PERSONAL TRADE REQUEST FORM (PTR)
The following form must be completed by you in order to request pre-clearance of a personal securities transaction that requires pre-clearance under Adviser’s Code of Ethics. You further certify that you do not have any confidential or inside information relating to the issuer of this Security. This Form must be submitted to Adviser’s Chief Compliance Officer. You may not complete this trade until you receive approval from the Chief Compliance Officer or the designee. If approved, the approval is valid for 5 days it is given. If your trade is not completed within that time, you must submit a new request.
Investment Information:
Issuer and ticker symbol:
Nature of Equity Investments:
Describe investment:    Number of Shares:
Nature of Fixed Income Investments:
Describe instrument:   Principal amount of trade:
Transaction Type (please circle):
Purchase Sale Short Sale
Proposed Trade Date:
Current / Estimated Price:
Broker/Dealer:   Is the proposed investment an IPO? Y N Is the proposed investment a Limited Offering? Y N

Date:
Access Person Signature:    Printed Name:
Title of Account(s):

Chief Compliance Officer Action & date Approved:  Denied:

US Compliance Manual

APPENDIX A-4. INITIAL & ANNUAL HOLDINGS REPORTS
1.Acknowledgement
I acknowledge that I have received a copy of the current CSOP ETF Trust’s US Compliance Manual and CSOP Investment Adviser’s Compliance Manual and Code of Ethics (collectively, “ US Compliance Manual”) and I represent and undertake that:
a.I acknowledge receipt of a copy of the US Compliance Manual, including but not limited to the Code of Ethics and Insider Trading Policies & Procedures contained therein. I have read these terms and contents and understand that I am fully subject to these provisions.
b.I have specifically read the Code of Ethics and I understand that it applies to me and to all Investments in which I have or acquire Beneficial Ownership. I have read the definition of “Beneficial Ownership” contained within the Code of Ethics, and I understand that I may be deemed to have an indirect beneficial interest in Investments owned by immediate family members of my Household and that transactions effected by immediate family members of my Household may therefore be subject to this Code of Ethics unless I have signed the Spousal/Immediate Family Trading Account Certification (“Independent Certification”) to confirm the independence status of such accounts.
c.I agree that in case of a violation, I may be subject to various possible sanctions (pursuant to both the Code of Ethics and the US Compliance Manual) and as determined by the senior management. Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral.
d.I have complied with the US Compliance Manual and the Code of Ethics in all respects since 1 January 2015 or the first date joining CSOP (whichever is later) up to the date of this report and going forward I will comply with the US Compliance Manual and the Code of Ethics in all respects.
Please refer to the US Compliance Manual and Code of Ethics for the definition of capitalized words.
2.Personal Investment Initial Holdings Report
Table 1 – Investment Accounts (Please tick one of the boxes below):
□ I have attached/submitted all the investment/securities statements showing all investment holding positions of all the reportable accounts under my Beneficial Ownership as at 1 January 2015 or the first date joining CSOP, whichever date is latter, as required under the US Compliance Manual and Code of Ethics to Legal and Compliance Department (except for those which have been declared as independent accounts as stated in the Independent Certification).
•I declare and undertake that I do not have any investment holding positions or reportable accounts under my Beneficial Ownership as at 1 January 2015 or the first date joining CSOP, whichever date is latter, and will inform and disclose to the Legal and Compliance Department immediately if I discover or establish any such reportable accounts subsequently.

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•The following is the latest list of all investment accounts and Securities held in such accounts in which I have Beneficial Ownership as well as those Securities not held in investment accounts (e.g. stock certificates, private equity investments) in which I have Beneficial Ownership as at 1 January 2015 or the first date joining CSOP, whichever date is latter. I will submit the investment/securities statements immediately once I receive them.

Relationship if
account holder is not
Name of broker-dealer, bank or	Account	Account	the Employee Access
other financial institution	holder’s name	type	Person	Account Number

Table 2 Outside Business Opportunities

The following is all outside business activities that I am engaged in including any publicly held companies on which I serve as a member of the board of directors. Indicate “N/A” or “None” if appropriate.

NAME OF COMPANY	COMPANY BUSINESS NATURE	POSITION HELD / ROLE	NATURE OF MY INVOLVEMENT

US Compliance Manual

Table 3 Political Contributions (annual renewals only)
The following is a list of all political contributions that I have made since the date of my last certification under the Code of Ethics:

Date	Recipient	Amount

Table 4 Certification
i.[Annual Renewals Only] I hereby certify that since the date of my last certification under the Code of Ethics, I have fully complied with all applicable requirements of the Code. In particular, in connection with each Securities transaction that I have engaged in since such date, I hereby certify that:
a.I did not execute any transaction in a Security (or equivalent instrument) at a time when I possessed material nonpublic information regarding the Security or the issuer of the Security.
b.I did not execute any transactions with the intent of raising, lowering, or maintaining the price of any Security or to create a false appearance of active trading.
c.I did not execute any transaction in a Security (or equivalent instrument) at a time when I was in possession of non-public information to the effect that (i) Adviser is or may be considering an investment in or sale of such Security on behalf of its clients, or (ii) have or may have open, executed, or pending portfolio transactions in such Security on behalf of its clients.
d.I did not use my knowledge of the portfolio holdings of the Fund to engage in any trade or short- term trading strategy involving the Fund that may have conflicted with the best interests of the Fund and its shareholders.
e.If an Investment was acquired in an initial public offering which Adviser may have been reasonably considering for purchase for one or more Clients or private placement, I obtained the written approval of the Chief Compliance Officer or his or her designee prior to acquiring such Security.
f.I have reported and acknowledged all gifts received on a quarterly basis since the date of my last certification under the Code of Ethics, and that I have not accepted any gift with a fair market value in excess of HK$1,000 without the prior written approval of the Chief Compliance Officer or his or her designee.
ii.I further certify and confirm that the information on this form is true, accurate and complete in all respects. Access Person’s Name:
Department :    Signature:   Date:  _

US Compliance Manual

APPENDIX A-5. QUARTERLY TRANSACTION REPORT
For six-month period (“Reporting Period”)
I hereby certify and confirm that I have disclosed all the securities transactions / newly established broker accounts under my Beneficial Ownership, gift transactions and political transactions for the Reporting Period which are reportable under the Code of Ethics and US Compliance Manual in this Quarterly Transaction Report and the information is true, accurate and complete in all respects.
Please refer to the US Compliance Manual and Code of Ethics for the definition of capitalized words. Securities Transactions
Please tick one of the boxes below:
□ I have attached/submitted all the investment/securities statements showing all reportable investment/securities transactions of all reportable accounts under my Beneficial Ownership during the Reporting Period as required under the US Compliance Manual and Code of Ethics to Legal and Compliance Department (except for those which have been declared as independent accounts as stated in the Spousal/Immediate Family Trading Account Certification).
•I declare and undertake that I do not have any reportable investment/securities transactions in any reportable accounts under my Beneficial Ownership during the Reporting Period and will inform and disclose to the Legal and Compliance Department immediately if I discover or establish any such reportable accounts subsequently.
•The following table showing all the investment/securities transactions of all reportable accounts under my Beneficial Ownership during the Reporting Period. I undertake that I will submit the investment/securities statements immediately to Legal and Compliance Department once I receive them.

Principal
					Amount,		Name of
					Maturity		Broker,
		Ticker			Date and		Dealer or
		Symbol	Number		Interest		Bank
Date of	Title of	or	of		Rate (if	Type of	Effecting
Transaction	Security	CUSIP	Shares	Price	applicable)	Transaction	Transaction

US Compliance Manual

New Broker accounts
I have established the following new investment/securities accounts with brokers, dealers or banks in which my securities are held under my Beneficial Ownership during this Reporting Period. I have also included in the following table any investment/securities reportable accounts which I have NOT previously disclosed to the Legal and Compliance Department before. Please state “Nil” in the table below if you do not have such.

Name of Broker, Dealer or Bank	Date Established	Account Name(s) and Account Type	Account Number

Gift Received / given
I have received / given the following gifts or other accommodations in excess of the current de minimis amount of HK$5,000 during the Reporting Period. This excludes reasonable meals and entertainment at which I was present. Please also include in the table below if the market value of gift is uncertain. Please state “Nil” in the table below if you do not have such.

Description of Gift / Accommodation	Date	Given or Received	Name & Company of Giver or Recipient	Approx Value

Political Contribution
I have made the following political contributions (as defined within the Code of Ethics) during the Reporting Period.
Please state “Nil” in the table below if you do not have such.

Name of Recipient	Amount of Contribution / Gift	Office and State of Campaign	Date	Eligible to Vote?

I confirm that I did not execute any transaction in a Security (or equivalent instrument) at a time when I possessed material nonpublic information (i) regarding the Security or the issuer of the Security; (ii) to the effect that Adviser is or may be considering an investment in or sale of such Security on behalf of its clients, or (iii) have or may have open, executed, or pending portfolio transactions in such Security on behalf of its clients during the 1-day blackout period.
Name of Access Person:   Department :

US Compliance Manual

APPENDIX A-6. SPOUSAL / IMMEDIATE FAMILY TRADING ACCOUNT CERTIFICATION (“INDEPENDENT CERTIFICATION”)

Part A - For Employee Access Person:
Pursuant to the personal trading policy as stated in the CSOP Asset Management Limited’s US Compliance Manual and Code of Ethics (“Personal Trading Policy”),

□ For spousal trading/investment Account
•I confirm that I have no investment authority and do not intend directly or indirectly to control or exercise investment authority or influence over any of the spousal trading/investment accounts;
•I confirm that my spouse acknowledged and understood the Employee Trading Policy;
•I confirm that my spouse has an independent source of income or asset and his/her accounts is considered as an independent spousal account (i.e. I have no financial interest in his/her account, I am not a joint account holder, I have not funded and do not fund the account and I have no ability to directly or indirectly control or influence the investment decisions);
•I undertake not to take any action via the independent spousal accounts that will contravene with provisions of the Employee Trading Policy; and
•I understand that it is my responsibility to notify Legal and Compliance Department for any change regarding the independence status.

□ For immediate family and/or relative living under my household
•I confirm that I have no investment authority and do not intend directly or indirectly to control or exercise influence or investment authority over any of the trading/investment accounts of my immediate family (including child, parents or domestic partner) and/or relative who live in my household.

Access Person Signature:    Date:

Employee Name:

Department:

Note: Please tick the box where appropriate. Please put N/A if it is not applicable in your case.

Part B - For Spouse (This section is only applicable for those employees who have a spouse)
I confirm that I acknowledge and understand the Personal Trading Policy and the above representation under part
(A) in relation to spousal trading/investment account is true and correct.

Spouse Signature:   _ Date: